EXHIBIT 16.1

December 9, 2002

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of Sunterra Corporation’s Form 8-K dated November 26, 2002, and have the following comments:

1.
We agree with the statements made in the first sentence of the first paragraph of Item 4(a), the second, third, and fourth paragraphs of Item 4(a), and the first sentence of the fifth paragraph of Item 4(a).

2.
We have no basis on which to agree or disagree with the statements made in the second sentence of the first paragraph of Item 4(a), the second sentence of the fifth paragraph of Item 4(a) and with the statements made in Item 4(b).

Yours truly,

/s/ DELOITTE & TOUCHE LLP

Orlando, Florida